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                                                                      EXHIBIT 99


[NATIONAL CITY LOGO]                                   NATIONAL CITY CORPORATION
                                                       1900 E. 9th St.
                                                       Cleveland, OH 44114-3484


NEWS RELEASE
For Immediate Release

Investor Contact:                            Media Contact:
Betsy Figgie                                 Doug Draper
216-222-9849                                 216-222-2929
Betsy.Figgie@NationalCity.com                Doug.Draper@NationalCity.com


            NATIONAL CITY EXPECTS DIVIDEND INCREASE IN THIRD QUARTER

         CLEVELAND, OH--May 27, 2004-- National City Corporation (NYSE:NCC) management announced today that it plans to recommend to the Board of Directors an increase in the quarterly dividend in the third quarter. The proposed increase would be either three or four cents per share, raising the quarterly dividend from its current level of $.32 per share to either $.35 or $.36 per share. Historically, the Board normally considers a dividend increase in early July each year. The company's long-term payout ratio target (dividends as a percent of net income) remains at 45%.


ABOUT NATIONAL CITY
National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation's largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Indiana, Illinois, Kentucky, Michigan, Missouri and Pennsylvania, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, consumer finance, asset management, mortgage financing and servicing, and payment processing. For more information about National City, visit the company's Web site at NationalCity.com.


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